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FORM 4
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STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
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1.       Name and Address of Reporting Person

         Posey, H. Wayne
         801 Cherry Street, Suite 1450
         Fort Worth, Texas  76102
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2.       Issuer Name and Ticker or Trading Symbol

         ProMedCo Management Company (PMCM)
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3.       IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Statement for Month/Year - July 1998
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5.       If Amendment, Date of Original (Month/Day/Year)  8/10/98*
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6.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         1.  President, Chief Executive Officer, Director
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7.       Individual or Joint/Group Filing -- Form filed by One Reporting Person
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.       Title of Security -
         COMMON STOCK

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2-4  Transaction Date   Transaction                Securities Acquired (A) or
     (Month/Day/Year)      Code     Vol                   Disposed (D)
                                                             (A) or      Price
                                                   Amount      (D)   (per share)

      7/27/98               X                     200,000       A        1.25


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5-7.  Amount of Securities      Ownership Form:            Nature of Indirect
         Beneficially Owned at   Direct (D) or              Beneficial Ownership
         End of Month.           Indirect (I)



         890,000                     D

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*  The purpose of this amendment is to correctly identify the class of derivative security that was exercised.

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.       Title of Derivative Security

         Common Stock Warrants
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2.       Conversion or Exercise Price of Derivative Security

         1.25
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3-5      Transaction Date   Transaction               Number of Derivative
         (Month/Day/Year)      Code      Vol           Securities Disposed

         3/27/98                 X                           200,000
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6.       Date Exercisable and Expiration Date (Month/Day/Year)
             Date Exercisable              Expiration Date

              Immed.                          09/30/03
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7.  Title and Amount of Underlying Securities
                  Title                  Amount or Number of Shares

               Common Stock                     200,000
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8.       Price of Derivative Security

              ---
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9-11. Amount of Derivative           Ownership Form:         Nature of Indirect
         Securities Beneficially      Direct (D) or         Beneficial Ownership
         Owned at End of Month.       Indirect (I)

            299,863                        D

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Explanation of Responses:

SIGNATURE OF REPORTING PERSON


/s/ H. WAYNE POSEY
H. Wayne Posey

May 6, 1999
Date